SCHEDULE A

As of October 25, 2016

Series	Effective Date
Columbia Funds Series Trust I
Active Portfolios® Multi-Manager Directional Alternatives Fund	August 17, 2016

Columbia Funds Variable Insurance Trust
Columbia Variable Portfolio – U.S. Flexible Growth Fund	October 25, 2016
Columbia Variable Portfolio – U.S. Flexible Moderate Growth Fund	October 25, 2016
Columbia Variable Portfolio – U.S. Flexible Conservative Growth Fund	October 25, 2016

A-1

SCHEDULE B

Fee Schedule

As of October 25, 2016

For the following funds, the asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with the fee schedule in the table below:

Fund	Schedule B Effective Date	Net Assets (millions)	Annual rate at each asset level “Asset Charge”
Active Portfolios® Multi-Manager Directional Alternatives Fund	August 17, 2016	All	1.60%

Columbia VP – U.S. Flexible Growth Fund Columbia VP – U.S. Flexible Moderate Growth Fund Columbia VP – U.S. Flexible Conservative Growth Fund	October 25, 2016	Category 1 Assets invested in affiliated underlying funds (including ETFs and closed-end funds) that pay a management fee (or advisory fee, as applicable) to the Investment Manager	0.02%

Category 2

Assets invested in securities (other than affiliated underlying funds (including ETFs and closed end funds) that pay a management fee (or advisory fee, as applicable) to the Investment Manager), including other funds advised by the Investment Manager that do not pay a management fee, third party funds, derivatives and individual securities

		$0 - $500	0.720%
		>$500 - $1,000	0.670%
		>$1,000 - $1,500	0.620%
		>$1,500 - $3,000	0.570%
		>$3,000 - $6,000	0.550%
		>$6,000 - $12,000	0.530%
		>$12,000	0.520%

The computation shall be made for each calendar day on the basis of net assets as of the close of the preceding day. In the case of the suspension of the computation of net asset value, the fee for each calendar day during such suspension shall be computed as of the close of business on the last full day on which the net assets were computed. Net assets as of the close of a full day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of October 25, 2016.

COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS VARIABLE INSURANCE TRUST

By:	/s/ Christopher O. Petersen
	Name:	Christopher O. Petersen
	Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
	Name:	Amy K. Johnson
	Title:	Head of Operations